Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

ONEMEDNET CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of each Class of Securities to be Registered	Fee calculation rule		Amount Registered(1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Equity	Common Stock, $0.0001 par value, each underlying the warrants (Primary Offering)(2)	457	(g)	12,085,275	$11.50	(3)	$138,980,662.5	0.00014760	$20,513.55
Equity	Common Stock, $0.0001 par value (Secondary Offering)(4)	457	(c)	19,683,367	$0.59	(5)	$11,613,186.53	0.00014760	$1,714.11
Equity	Warrants to purchase Common Stock, $0.0001 par value (Secondary Offering)(6)	457	(i)	681,019	--		--	--	--	(7)
	Registration Fee Previously Paid	--		--	--		--		---
				Total Offering Amounts			152,068,297.11		$22,227.66
				Total Fees Previously Paid					$--
				Net Fees Due					$22,227.66

(1)

Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)

Reflects up to 11,500,000 shares of Common Stock issuable upon the exercise of 11,500,000 warrants (the “Public Warrants”) originally issued in the initial public offering of Data Knights Acquisition Corp, a Delaware corporation (“DKAC”), and (ii) up to an aggregate of 585,275 shares of Common Stock issuable upon the exercise of 585,275 warrants (the “Private Warrants” and, together with the Public Warrants, the “Warrants”) that made up a part of the private units originally issued in a private placement in DKAC’s initial public offering.

(3)	Reflects the shares of Common Stock that may be issued upon exercise of the Warrants at an exercise price of $11.50 per share of Common Stock.

(4)	Represents the resale of the selling shareholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Shareholders”) of up to an aggregate of 19,683,367 shares of Common Stock consisting of (i) 797,872 shares of Common Stock upon conversion of up to $1,595,744.70 of OneMedNet Senior Secured Convertible Notes (the “Pre-Closing PIPE Notes”) issued at the closing of the Business Combination (as defined below) subject to a floor price of $2.00 per share pursuant to the terms of the Securities Purchase Agreement dated June 28, 2023, by and among Data Knights Acquisition Corp, a Delaware corporation (“Data Knights”) and the named investors (the “Pre-Closing PIPE”), (ii) 95,744 shares underlying 95,744 warrants related to the Pre-Closing PIPE and the Warrant Agreements executed at the closing of the Business Combination, (iii) 7,312,817 shares of Common Stock upon conversion (the “Conversion Shares) of up to $4,547,500 of funding to the Company pursuant to the Securities Purchase Agreement and convertible promissory notes dated March 28, 2024 (the “PIPE Notes Financing”) with Helena Global Investment Opportunities 1 Ltd. (the “Notes Investor”), (iv) 3,656,408 shares underlying 3,656,408 warrants related to the PIPE Notes Financing with the Notes Investor, (v) 277,778 shares of Common Stock issued pursuant to the terms of the Satisfaction and Discharge Agreement at $10.88 per share dated as of June 28, 2023, by and among the Company, Data Knights, and EF Hutton LLC (“EF Hutton”), (vi) 1,315,840 shares of Common Stock issuable pursuant to the outstanding loans converted to equity for Data Knights to fund its extension payments prior to the Business Combination by certain of the Selling Securityholders named in this prospectus, (vii) 1,439,563 shares of Common Stock issued upon the closing of the Business Combination to ARC Group Limited, as consideration for its financial advisory services, (viii) 1,327,070 shares of Common Stock at $0.7535 (95% of VWAP 10-day average $0.7932) for $1,000,000 investment by Dr. Thomas Kosasa, and (ix) 3,609,859 shares of Common Stock issued to Data Knights LLC (the “Sponsor”) and its affiliates, including 2,875,000 shares of Common Stock originally issued as share of Class B Stock in connection with the initial public offering of DKAC for aggregate consideration of $25,000, or approximately $0.009 per share, and 585,275 shares of Common Stock originally issued to Sponsor as part of the Placement Units issued to the Sponsor in connection with DKAC’s initial public offering at $10.00 per unit, and which are subject to six month lock-up restrictions set forth herein; and (b) the selling warrant holders.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, as amended, based on the average of the high and low reported trading prices of the Registrant’s shares of Common Stock as reported on the Nasdaq Capital Market on April 11, 2024, such date being within five business days of the date that this Registration Statement was filed with the SEC.

(6)	Represents the resale of the selling warrant holders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) of up to an aggregate of 585,275 Private Warrants.

(7)	In accordance with Rule 457(i), the entire registration fee for the Private Warrants is allocated to the Common Shares underlying such warrants, and no separate fee is payable for the Private Warrants.